UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A-1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

 Date of Report (date of earliest event reported): March 9, 2015

Malaysia Pro-Guardians Security Management Corporation

 (Exact name of registrant as specified in its charter)

Nevada	333-172114	33-1219511
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

136-20 38th Avenue, # 3G

Flushing, NY 11354

 (Address of principal executive offices)

718-395-8285

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Explanatory Note:

This report is being amended to correct a typographical error in the original report. The original report erroneously omitted that Chin Yung Kong resigned as sole member of the Board of Directors of the Company and that Hua Fung Chin was named sole member of the Board of Directors

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 8, 2015, Chin Yung Kong resigned as chief executive officer, chief financial officer and sole Board Member of Malaysia Pro-Guardians Security Management Corporation (the “Company”). The resignation of Mr. Chin did not stem from any disagreement with the Company.

On March 9, 2015, Hua Fung Chin was appointed chief executive officer, chief financial officer and sole member of the Board of Directors of the Company. Pursuant to an employment agreement dated March 9, 2015, Mr. Chin is to receive an initial annual salary of $30,000, subject to adjustment. Mr. Chin’s employment with the Company may be terminated at any time, with or without cause, on at least 10 days’ written notice. In the event of termination, Mr. Chua shall be entitled to payment of all salary due to him as of the date of termination.

Mr. Hua Fung Chin served as general manager of Malaysia Pro-Guardians Security Management Corporation since 2014. From 2008 to 2013 he served as general manager of QMIS finance group and from 2000 to 2007 he served as designer for Draftsman in Singapore. Hua Fung Chin received his bachelor degree of Multimedia on 2010.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	Employment Agreement dated March 9, 2015, by and between Hua Fung Chin and Malaysia Pro-Guardians Security Management Corporation*

* included as Exhibit 99.1 to Form 8-K filed March 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Malaysia Pro-Guardians Security Management Corporation

By:  /s/ Hua Fung Chin

      Hua Fung Chin

       CEO, CFO

Date: April 17, 2015